Registration No. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                                THE TALBOTS, INC.
             (Exact name of Registrant as specified in its charter)

       DELAWARE                            2337               41-1111318
(State or Other Jurisdiction of (Primary Standard Industrial (IRS Employer Incorporation or Organization) Classification Code Number) Identification No.)

                                 175 BEAL STREET
                          HINGHAM, MASSACHUSETTS 02043
                                 (617) 749-7600
                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

               THE TALBOTS, INC. 1995 DIRECTORS STOCK OPTION PLAN

                                Edward L. Larsen
                                The Talbots, Inc.
                                 175 Beal Street
                          Hingham, Massachusetts 02043
                                 (617) 749-7600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              Warren J. Casey, Esq.
                          Pitney, Hardin, Kipp & Szuch
                                200 Campus Drive
                         Florham Park, New Jersey 07932

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
- --------------------- ----------------- ----------------- -------------------------------------------
     Title of Each
       Class of             Amount      Proposed Maximum  Proposed Maximum
   Securities to be          to be       Offering Price      Aggregate               Amount of
      Registered          Registered      Per Unit (1)   Offering Price (1)      Registration Fee
- --------------------- ----------------- ----------------- -------------------- ======================
Common Stock, par
value $.01 per share     130,000          $32.6875           $4,249,700.00                 $1,466.00

- --------------------- ----------------- ----------------- -------------------- ======================

(1)  Estimated  solely for the purpose of  calculating  the  registration  fee.
Such estimate has been computed in accordance  with Rule 457(h) based upon the maximum  estimated  offering  price of the Common Stock of The Talbots, Inc.
on June 4, 1996.
=====================================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document or documents containing the information specified in Part I of Form S-8 will be sent or given by The Talbots, Inc. (the "Registrant") to the directors eligible to participate in the 1995 Directors Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements, pursuant to Rule 424 under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following document filed by the Registrant with the Commission is incorporated herein by reference:

                  The Registrant's Annual Report on Form 10-K for Registrant's fiscal year ended February 3, 1996, filed with the Commission on May 3, 1996.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable. The Common Stock, $.01 par value per share, of the Registrant is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is a Delaware corporation. Pursuant to Section 102 of the General Corporation Law of the State of Delaware the Registrant has provided in its Certificate of Incorporation that no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock repurchase or obtained an improper personal benefit.

         Section 145 of the General Corporation Law of the State of Delaware provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed was not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of a corporation, provided such person acted in good faith and in a manner he believed to be not opposed to the best interests of the corporation, and provided further that such person shall not have been adjudged liable for negligence or misconduct in the performance of his duty to the corporation.

         Section 6.4 of Article VI of the Bylaws of the Registrant provides in effect that the Registrant shall indemnify its directors, officers and employees to the extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

         A U.S. Purchase Agreement among Merrill Lynch & Co., Goldman Sachs & Co., Morgan Stanley & Co. Incorporated and the Registrant, and an International Purchase Agreement among Merrill Lynch International Limited, Goldman Sachs International Limited, Morgan Stanley International and the Registrant, each dated November 18, 1993, provide for indemnification of the directors and certain officers of the Registrant by certain underwriters against certain civil liabilities, including liabilities under the Securities Act.

         Employment agreements between the Registrant and each of Messrs. Arnold
B. Zetcher and Clark J. Hinkley, respectively, provide for indemnification of Mr. Zetcher and Mr.Hinkley by the Registrant against certain liabilities arising by reason of the position of Mr. Zetcher or Mr.Hinkley as an officer or director of the Registrant.

         A policy of directors' and officers' liability insurance is maintained by the Registrant which indemnifies directors and officers for losses as a result of claims based upon certain acts or omissions as directors and officers of the Registrant.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS

Exhibit
Number            Description of Document
- ------            -----------------------

*4 1     --Certificate of Incorporation, as amended, of the Registrant.
*4.2     --Bylaws of the Registrant.
*4.3     --Form of Common Stock certificate of the Registrant.
 5.1 --Undertaking of the Registrant (set forth in Item 9 of this Registration Statement).
 5.2     --Opinion of Pitney, Hardin, Kipp & Szuch.
 23.1    --Consent of Deloitte & Touche LLP.
 24      --Powers of Attorney (set forth on signature page of this
           Registration Statement).

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

             (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the  prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Each person whose signature to the Registration Statement appears below hereby appoints Arnold B. Zetcher, Clark J. Hinkley and Edward L. Larsen, and each individually, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all subsequent amendments to this Registration Statement, which amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.


                                   SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hingham, State of Massachusetts, on this 10th day of June, 1996.


                                       THE TALBOTS, INC.



                                       By:  /s/ Edward L. Larsen
                                          ---------------------------------
                                                Edward L. Larsen
                                          Senior Vice President, Finance
                                       Chief Financial Officer and Treasurer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




  /s/ Arnold B. Zetcher
  ---------------------    President and Chief Executive Officer  June 10, 1996
  Arnold B. Zetcher        and Director




  /s/ Edward L. Larsen
  ---------------------    Senior Vice President,                 June 10, 1996
  Edward L. Larsen         Finance, Chief Financial
                           Officer and Treasurer (Principal
                           Financial and Accounting Officer)

                           Chairman of the Board of Directors    ________, 1996
- ----------------------
    Takuya Okada




- ----------------------     Director                              ________, 1996
    Eiji Akiyama



/s/ Clark J. Hinkley
- ----------------------     Director                               June 10, 1996
  Clark J. Hinkley



/s/ Masaharu Isogai
- ----------------------     Director                               June 10, 1996
   Masaharu Isogai



/s/ Elizabeth T. Kennan
- ----------------------     Director                               June 10, 1996
 Elizabeth T. Kennan




- ----------------------     Director                              ________, 1996
      Motoya Okada



/s/ Mark H. Willes
- ----------------------     Director                               June 10, 1996
   Mark H. Willes